Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Talis Biomedical Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(c)	37,489,210	$1.67	$62,606,980.70	0.0000927	$5,803.67

Total Offering Amounts					$62,606,980.70		$5,803.67

Total Fee Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$5,803.67

(1)

The shares of Common Stock, par value $0.0001 per share (“Common Stock”), of the Registrant will be offered for resale by the selling stockholder. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

(2)

Consists of an aggregate of 37,489,210 shares of Common Stock, including an aggregate of 29,863,674 shares of Common Stock issuable upon the conversion of Series 1 convertible voting preferred stock, or if applicable, Series 2 convertible non-voting preferred stock, of the Registrant.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 14, 2022, which date is within five business days prior to the filing of this registration statement.